BY-LAWS

of

INTERNATIONAL SHIPHOLDING CORPORATION

(as amended and restated through October 28, 2009)

{N2039215.8}

Table of Contents

ARTICLE I MEETINGS OF STOCKHOLDERS
SECTION 1.	Annual Meetings

SECTION 2.	Voting

SECTION 3.	Quorum

SECTION 4.	Special Meetings

SECTION 5.	Notice of Meetings

SECTION 6.	Organization; Procedure

SECTION 7.	Notice of Stockholder Nominations and Stockholder Business

SECTION 8.	Postponement or Adjournment of Meetings

SECTION 9.	Action by Written Consent

ARTICLE II DIRECTORS
SECTION 1.	Number and Term

SECTION 2.	Resignations

SECTION 3.	Committees

SECTION 4.	Meetings

SECTION 5.	Quorum and Manner of Acting

SECTION 6.	Compensation

SECTION 7.	Vacancies

SECTION 8.	Removal

SECTION 9.	Indemnification

ARTICLE III OFFICERS
SECTION 1.	Officers

SECTION 2.	Chairman

SECTION 3.	President

SECTION 4.	Chief Financial Officer

SECTION 5.	Vice President

SECTION 6.	Secretary

SECTION 7.	Treasurer

SECTION 8.	Controller

SECTION 9.	Assistant Secretaries

SECTION 10.	Assistant Treasurers

SECTION 11.	Assistant Controllers

ARTICLE IV MISCELLANEOUS
SECTION 1.	Stockholders Record Date

SECTION 2.	Fiscal Year

SECTION 3.	Offices

SECTION 4.	Notices

ARTICLE V DEFINITIONS
ARTICLE VI AMENDMENTS

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          ARTICLE I

MEETINGS OF STOCKHOLDERS

SECTION 1. ANNUAL MEETINGS

. -- Annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting shall be held at the principal offices of the Company at such time, date and place, either within or without the State of Delaware, as the Board of Directors, by resolution, shall determine and set forth in the notice of the meeting.

SECTION 2. VOTING

. -- All elections for directors shall be decided by plurality vote; all other questions shall be decided by the affirmative vote of the holders of a majority of the Total Voting Power present in person or by proxy, a quorum being present, except as otherwise provided by the Certificate of Incorporation, these By-laws or the laws of the State of Delaware. The vote for directors shall be by ballot.

A complete list of the stockholders entitled to vote at each meeting of stockholders, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, at the principal place of business of the Company.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 3. QUORUM

. -- Except as otherwise required by law, by the Certificate of Incorporation or by these By-laws, at each meeting of stockholders, the presence, in person or by proxy, of stockholders holding a majority of the outstanding Total Voting Power shall constitute a quorum to organize the meeting.  Shares of Voting Stock as to which the holders have voted or abstained from voting with respect to any matter considered at a meeting, or which are subject to “broker non-votes” (as such term is customarily used with respect to companies that list their stock on the New York Stock Exchange), shall be counted as present for purposes of constituting a quorum to organize a meeting.  In case a quorum shall not be present at any meeting, stockholders holding a majority of the Total Voting Power present in person or by proxy at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present, except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

SECTION 4. SPECIAL MEETINGS

. -- Special meetings of the stockholders may be called by the Chairman, President, or Secretary, or by resolution of the Board of Directors, and may be held at such time and in such place and for such purpose as is specified in the notice of meeting.

SECTION 5. NOTICE OF MEETINGS

. -- Unless waived, written notice, stating the place, date and time of the meeting, together with any description of the business to be considered as may be required by law, the Certificate of Incorporation or these By-laws, shall be given to each stockholder entitled to vote thereat at his address as it appears on the records of the Company, not less than 10 nor more than 60 days before the day of the meeting, and such notice shall be deemed to be given when furnished in the manner provided in Article IV.

SECTION 6. ORGANIZATION; PROCEDURE

. -- At every meeting of the stockholders the presiding chairman shall be the Chairman of the Board of Directors or, in the event of his or her absence or disability, the President or, in the event of his or her absence or disability, a chairman chosen by resolution of the Board of Directors. The Secretary or, in the event of his or her absence or disability, any Assistant Secretary or, in the absence of both, an appointee of the presiding chairman, shall act as secretary of the meeting.

The Board of Directors may make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to any such rules and regulations, the chairman presiding at any meeting shall have the right and authority to prescribe rules, regulations and procedures for such meeting and to take all such actions as in the judgment of the chairman are appropriate for the proper conduct of such meeting. Such rules, regulations or procedures, whether adopted by he Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting, either of which may be changed at any meeting at which a quorum is present by the vote of a majority of the Total Voting Power of those present thereat in person or by proxy; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Company, their duly authorized and constituted proxies or such other persons as the chairman of the meeting or his or her designee may determine; (iv) restrictions on entry to the meeting after the commencement thereof; (v) limitations on the time allotted to questions or comments of any particular participant or by all participants as a group; and (vi) other similar rules, procedures, limitations or restrictions designed to enhance the efficiency, productivity or civility of the meeting.  The presiding chairman may interpret and apply any such rules, regulations, procedures, limitations or restrictions as he or she sees fit under the circumstances, in addition to making any other determinations that he or she deems appropriate for the proper conduct of the meeting.  Unless and to the extent determined by the Board of Directors or the presiding chairman, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 7. NOTICE OF STOCKHOLDER NOMINATIONS AND STOCKHOLDER BUSINESS

7.1 Annual Meetings of Stockholders. (a) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Company’s notice of meeting given by or at the direction of the Board of Directors, (ii) otherwise by or at the direction of the Board of Directors or (iii) by any stockholder of the Company who (A) was a stockholder of record at the time of giving of notice provided for in this By-law and at the time of the annual meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this By-law as to such business or nomination.  Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the notice of meeting duly given by or at the direction of the Board of Directors under this By-law, Section 7.1(a)(iii) shall be the exclusive means for a stockholder to make nominations or submit other business before an annual meeting of stockholders.

(b) Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 7.1(a)(iii) of this By-law, the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 180th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 7.1(b) or Section 7.2) to the Secretary must: (i) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, if any, (B)(1) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company, (4) any “short interest” in any security of the Company it being understood that, for purposes of this By-law, a person will be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of such security), (5) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (6) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to receive based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (C) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the information required under Section 7.1(b)(i) shall be defined as the “Stockholder Information”); (ii) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (B) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (iii) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (iv) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 7.3(d) of this By-law. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(c) Notwithstanding anything in the second sentence of Section 7.1(b) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

7.2 Special Meetings of Stockholders

. With respect to any special meeting of stockholders duly convened under Section 4, only such business shall be conducted thereat as shall have been brought before the meeting pursuant to the Company’s notice of meeting given by or at the direction of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Company who (i) is a stockholder of record at the time of giving of notice provided for in this By-law and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this By-law as to such nomination. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting if the stockholder’s notice required by Section 7.1(b) of this By-law with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 7.3(d) of this By-law) shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

7.3 General

7.4 . (a) Only such persons who are nominated in accordance with the procedures set forth in this By-law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-law. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the chairman presiding at the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-law and, if any proposed nomination or business is not in compliance with this By-law, to declare that such defective proposal or nomination shall be disregarded.

(b) For purposes of this By-law, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to making nominations or proposing other business in connection with meetings of stockholders; provided, however, that any references in these By-laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 7.1(a)(iii) or Section 7.2 of this By-law. Nothing in this By-law shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these By-laws.

(d) To be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 7.1 or 7.2 of this By-law) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership, stock forfeiture and trading policies or guidelines of the Company.

SECTION 8. POSTPONEMENT OR ADJOURNMENT OF MEETINGS

. -- In accordance with the provisions of applicable law, the Board of Directors, acting by resolution, may postpone and reschedule any previously scheduled meeting of stockholders, whether annual or special. In addition, any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of the holders of a majority of the Total Voting Power present in person or by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 9. ACTION BY WRITTEN CONSENT

. -- (a) In order that the Company may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date may be on or not more than 10 days after the date upon which the Board of Directors so acts.

(b) Any stockholder of record seeking to have the stockholders take corporate action by written consent shall, by written notice to the Secretary, first request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is actually received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is actually received, the record date for determining stockholders entitled to consent to such corporate action, when no prior action by the Board of Directors is required by applicable law, the Certificate of Incorporation or these By-laws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to the Secretary at the Company’s principal place of business by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the Certificate of Incorporation or these By-laws, the record date for determining stockholders entitled to consent to such corporate action shall be at the close of business on the date on which the Board of Directors adopts resolutions taking such prior action.

(c) To be in proper form for purposes of this Section 9, a request by a stockholder for the Board of Directors to fix a record date shall set forth:

(i) As to the stockholder requesting a record date and the beneficial owner, if any, on whose behalf such request is made, the Stockholder Information (as defined in Section 7.1(b)(1)); and

(ii) As to the action or actions proposed to be taken by written consent, (A) a brief description of the action or actions, the reasons for taking such action or actions and any material interest of such stockholder and beneficial owner, if any, in such action or actions, (B) the complete text of the resolutions or consent proposed to be acted upon by written consent of the stockholders and (C) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such action or actions by such stockholder.

(d) In connection with an action or actions proposed to be taken by written consent in accordance with this Section 9, the stockholder or stockholders seeking such action or actions shall further update and supplement the information previously provided to the Company in connection therewith, if necessary, so that the information provided or required to be provided pursuant to this Section 9 shall be true and correct as of (i) the record date for determining the stockholders eligible to take such action and (ii) the date that is five business days prior to the date the consent solicitation is commenced, and any such update or supplements shall be delivered to, or mailed and received by, the Secretary at the principal offices of the Company not later than two business days after the record date for determining the stockholders eligible to take such action (in the case of the former update and supplement), and not later than three business days prior to the date that the consent solicitation is commenced (in the case of the latter update and supplement).

(e) In the event of the delivery, in the manner provided by this Section 9, to the Company of the requisite written consent or consents to take corporate action or any related revocation or revocations, the Company shall engage nationally recognized independent inspectors of elections for the purpose of promptly reviewing the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the Company that the consents delivered to the Company in accordance with this Section 9 represent at least the minimum number of votes that would be necessary to validly take the corporate action. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(f) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent duly received in accordance with this Section 9, a written consent or consents signed by a sufficient number of holders to take such action are duly delivered to the Company in the manner prescribed in this Section 9.  Any written consent received by the Company that is undated or unsigned will be disregarded.

(g) Notwithstanding anything in these By-laws to the contrary, no action may be taken by the stockholders by written consent except in accordance with this Section 9. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with this Section 9, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Section 9, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. In addition to the requirements of this Section 9 with respect to stockholders seeking to take an action by written consent, each stockholder or beneficial owner, if any, on whose behalf such request is made, shall comply with all requirements of applicable law, including all requirements of the Exchange Act and the rules and regulations promulgated thereunder, with respect to such action.

                    ARTICLE II

DIRECTORS

SECTION 1. NUMBER AND TERM

. -- The number of directors shall consist of such number of persons, not less than three, as shall from time to time be fixed by resolution of the Board of Directors.

SECTION 2. RESIGNATIONS

. -- Any director, member of a committee or other officer may resign at any time.  Such resignation shall be made or confirmed in writing (including electronic mail), and shall take effect at the time specified in the written resignation or confirmation, and if no time is specified therein, at the time of its receipt by the Chairman, President, or Secretary.  The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3. COMMITTEES

. -- The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of three or more of the directors of the Company. Each such committee shall have the power and authority conferred to it on the terms and subject to the conditions specified in its charter and any resolutions adopted by the Board of Directors governing its operations. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee; provided, however, that in the absence of disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum,  may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent of disqualified member.

SECTION 4. MEETINGS

. -- The newly elected or re-elected directors may hold their first meeting for the purpose of organization and the transaction of business after the annual meeting of the stockholders, at such time and place as may be fixed by the Board of Directors.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by the Board of Directors.

Special meetings of the Board of Directors may be called by the Chairman or the President and shall be called by either of them or the Secretary on the written request of any two directors. At least 12 hours notice (or at least 36 hours notice if given by mail) shall be given to each director unless waived and such meeting shall be held at such place as may be determined by the Board of Directors or as shall be stated in the notice of the meeting.

SECTION 5. QUORUM AND MANNER OF ACTING

. -- A majority of the authorized number of directors as fixed hereunder shall constitute a quorum for the transaction of business.  At all meetings of the Board of Directors at which a quorum is present, all questions shall be determined by the vote of a majority of directors present at such meeting, unless a greater vote is required by law, the Certificate of Incorporation or these By-laws. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

SECTION 6. COMPENSATION

. -- The Board of Directors shall fix the amount of the fees or other compensation payable to each director who is not otherwise compensated as an officer or employee of the Company or of one of its subsidiaries. Nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 7. VACANCIES

. -- Any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the stockholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled only by the Board of Directors, acting by the affirmative vote of both (i) a majority of the directors then in office and (ii) a majority of all the Continuing Directors, voting as a separate group, and any director so appointed shall serve until the next stockholders' meeting held for the election of directors.

SECTION 8. REMOVAL

. -- Any director or the entire Board of Directors may be removed at any time, but only for Cause, at a meeting of stockholders called for such purpose by the affirmative vote of the holders of both (i) a majority of the outstanding Total Voting Power entitled to be cast by the holders of Voting Stock and (ii) a majority of the outstanding Total Voting Power entitled to be cast by the Independent Stockholders, voting as a separate group.  At the same meeting in which the stockholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed.  Except as set forth in this Section 8, directors shall not be subject to removal.

SECTION 9. INDEMNIFICATION

9.1 Definitions. As used in this Section:

(a) The term “Change of Control” shall mean (i) an acquisition by any person (within the meaning of Section 13(d)(3) or l4(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the resulting entity in substantially the same proportion as their ownership of voting securities immediately before such merger or consolidation.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because 30% or more of the Company’s then outstanding voting securities is acquired by (1) any one or more Exempt Persons (as defined in the Company’s By-Laws), either individually or as a group, (2) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (3) any entity that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition.

(b) The term “Claim” shall mean any threatened, pending or resolved claim, action, suit, or proceeding, including discovery, whether civil, criminal, administrative, arbitrative or investigative and whether made judicially or extra-judicially, or any separate issue or matter therein, as the context requires, but shall not include any action, suit or proceeding initiated by Indemnitee against the Company  (other than to enforce the terms of this Section), or initiated by Indemnitee against any director or officer of the Company unless the Company has joined in or consented in writing to the initiation of such action, suit or proceeding.

(c) The term “Determining Body” shall mean (i) if there are two or more Disinterested Directors, by the Board of Directors by a majority vote of all the Disinterested Directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more Disinterested Directors appointed by such a majority vote of all the Disinterested Directors, or (ii) independent legal counsel (“Independent Counsel”) (A) selected by the Disinterested Directors, or (B) if there are fewer than two Disinterested Directors, selected by the Board of Directors (in which selection directors who do not qualify as Disinterested Directors may participate); provided, however, that following a Change of Control, with respect to all matters thereafter arising out of acts, omissions or events occurring prior to or after the Change of Control concerning the rights of Indemnitee to seek indemnification, such determination shall be made by Independent Counsel selected by the Board of Directors in the manner described above in this Section 9.1(c) (which selection shall not be unreasonably delayed or withheld) from a panel of three counsel nominated by Indemnitee.  Such counsel shall not have otherwise performed services for the Company, Indemnitee or their affiliates (other than services as independent counsel in connection with similar matters) within the five years preceding its engagement.  If following a Change of Control Indemnitee fails to nominate Independent Counsel within ten business days following written request by the Company, the Board of Directors shall select Independent Counsel.  Such counsel shall not be a person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Section, nor shall Independent Counsel be any person who has been sanctioned or censured for ethical violations of applicable standards of professional conduct.  The Company agrees to pay the reasonable fees and costs of the Independent Counsel referred to above and to fully indemnify such Independent Counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Section 9.1(c) or its engagement pursuant hereto.  The Determining Body shall determine in accordance with Section 9.3 whether and to what extent Indemnitee is entitled to be indemnified under this Section and shall render a written opinion to the Company and to Indemnitee to such effect.

(d) The term “D&O Insurance” shall mean directors and officers liability insurance.

(e) The term “Disbursing Officer” shall mean, with respect to a Claim, the Chief Executive Officer of the Company or, if the Chief Executive Officer is a party to the Claim as to which advancement or indemnification is being sought, any officer who is not a party to the Claim and who is designated by the Chief Executive Officer, which designation shall be made promptly after the Company’s receipt of Indemnitee’s initial request for advancement or indemnification and communicated to Indemnitee.

(f) The term “Disinterested Director” means a director who, at the time of the vote referred to in Sections 9.1(c), 9.2 and 9.3, is not (i) a party to the Claim, or (ii) a director having a familial, financial, commercial, professional, or employment relationship with the Indemnitee whose indemnification or advancement of Expenses is the subject of the decision being made that would, under the circumstances, reasonably be expected to influence or interfere with the director’s judgment when voting on the decision being made.

(g) The term “Expenses” shall mean any reasonable expenses or costs (including, without limitation, attorney’s fees, fees of experts retained by attorneys, judgments, punitive or exemplary damages, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee with respect to a Claim, except that Expenses shall not include any amount paid in settlement of a Claim against Indemnitee (i) by or in the right of the Company, or (ii) that the Company has not approved in advance, which approval will not be unreasonably delayed or withheld.

(h) The term “Indemnitee” shall mean each director and officer and each former director and officer of the Company.

(i) The term “Section” shall mean Article II, Section 9, of these By-laws, in its entirety, unless the context otherwise provides.

(j) The term “Standard of Conduct” shall mean conduct by an Indemnitee with respect to which a Claim is asserted that was in good faith and that Indemnitee reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a Claim that is a criminal action or proceeding, conduct that the Indemnitee had no reasonable cause to believe was unlawful.  The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet the Standard of Conduct.

9.2 Advancement of Expenses.

(a) Unless the Company’s D&O Insurance carrier shall have timely assumed the defense of a Claim or advanced the cost of such defense, the Company shall, subject to Section 9.3(c), pay for or reimburse Indemnitee’s Expenses as incurred, in advance of the final disposition of any Claim involving Indemnitee, provided Indemnitee furnishes the Company with a written undertaking, in a form reasonably satisfactory to the Company, to repay such amount without interest if it is ultimately determined that Indemnitee is not entitled to indemnification under this Section.  Such an undertaking must be an unlimited general obligation of Indemnitee but need not be secured and shall be accepted by the Company without reference to the financial ability of Indemnitee to make repayment.

(b) Any request for advancement of Expenses shall be submitted by Indemnitee to the Disbursing Officer in writing and shall be accompanied by a written description of the Expenses for which advancement is requested.  The Disbursing Officer shall, within 20 days after receipt of Indemnitee’s request for advancement, advance such Expenses unsecured, interest-free and without regard to Indemnitee’s ability to make repayment, provided that if the Disbursing Officer questions the reasonableness of any such request, that officer shall promptly advance to the Indemnitee the amount deemed by that officer to be reasonable and shall forward immediately to the Determining Body a copy of the Indemnitee’s request and of the Disbursing Officer’s response, together with a written description of that officer’s reasons for questioning the reasonableness of a portion of the advancement sought.  The Determining Body shall, within 20 days after receiving such a request from the Disbursing Officer, determine the reasonableness of the disputed Expenses and notify Indemnitee and the Disbursing Officer of its decision, which shall be final, subject to Indemnitee’s right under Section 9.4 to seek a judicial adjudication of Indemnitee’s rights.

(c) Indemnitee’s right to advancement under this Section 9.2 shall include the right to advancement of Expenses incurred by Indemnitee in a suit against the Company under Section 9.4 to enforce Indemnitee’s rights under this Section.  Such right of advancement shall, however, be subject to Indemnitee’s obligation pursuant to Indemnitee’s undertaking described in Section 9.2(a) to repay such advances, to the extent provided in Section 9.4, if it is ultimately determined in the enforcement suit that Indemnitee is not entitled to indemnification with respect to such Claim.

9.3 Indemnification.

(a) To the extent (i) any Expenses incurred by Indemnitee are in excess of the amounts reimbursed or indemnified by the Company’s D&O Insurance carrier or (ii) D&O Insurance coverage is not available for any reason with respect to a Claim, the Company shall, in the manner provided in this Section 9.3, indemnify and hold harmless Indemnitee against any such Expenses actually and reasonably incurred in connection with any Claim against Indemnitee (whether as a subject of or party to, or a proposed or threatened subject of or party to, the Claim) or in which Indemnitee is involved solely as a witness or person required to give evidence, by reason of his position (A) as a director or officer of the Company, (B) as a director or officer of any subsidiary of the Company or as a fiduciary with respect to any employee benefit plan of the Company, or (C) as a director, officer, employee or agent of another Company, partnership, limited liability company, joint venture, trust, employee benefit plan or other for-profit or not-for-profit entity or enterprise, if such position is or was held at the request of the Company, whether relating to service in such position before or after the Effective Date, if (x) Indemnitee is successful in his defense of the Claim on the merits or otherwise, as provided in Section 9.3(d), (y) Indemnitee is involved in a proceeding only as a witness, as provided in Section 9.3(e), or (z) Indemnitee has been found by the Determining Body, as provided in Section 9.3(f), to have met the Standard of Conduct; provided that no indemnification shall be made in respect of any Claim by or in the right of the Company as to which Indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company unless, and only to the extent, a court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the court shall deem proper.

(b) Promptly upon becoming aware of the existence of any Claim with respect to which Indemnitee may seek indemnification hereunder, Indemnitee shall notify the Chief Executive Officer (or, if the Chief Executive Officer is the Indemnitee, the next ranking executive officer who is not an Indemnitee with respect to the Claim) of the existence of the Claim, who shall promptly advise the Board of Directors that establishing the Determining Body will be a matter presented at the next regularly scheduled meeting of the Board of Directors.  Delay by Indemnitee in giving such notice shall not excuse performance by the Company hereunder unless, and only to the extent that, the Company did not otherwise learn of the Claim and such failure results in forfeiture by the Company of substantial defenses, rights or insurance coverage.  After the Determining Body has been established, the Chief Executive Officer or that officer’s delegate shall inform Indemnitee thereof and Indemnitee shall promptly notify the Determining Body, to the extent requested by it, of all facts relevant to the Claim known to Indemnitee.

(c) (i)  With respect to any Claim against Indemnitee by or in the right of the Company,

(A) if the defense of the Claim has been timely assumed by the Company’s D&O Insurance carrier, the carrier shall be entitled to conduct the defense of the Claim and to make all decisions with respect thereto, with counsel of the D&O Insurance carrier’s choice, except that the Company shall be required to advance to Indemnitee on the terms specified in Section 9.2(a) the Expenses of not more than one law firm (plus, if applicable, not more than one local counsel) retained by Indemnitee as separate counsel (in which case Indemnitee shall be entitled to conduct the defense of the Claim against Indemnitee and to make all decisions with respect thereto) if, but only if, (1) Indemnitee shall reasonably conclude that one or more legal defenses to the Claim may be available to Indemnitee that are different from, or in addition to, those available to other defendants represented by the D&O Insurance carrier, or (2) the D&O Insurance carrier shall propose a settlement of the Claim that (x) does not include an unconditional release of Indemnitee from all liability associated with the subject matter of such Claim, or (y) imposes penalties or post-settlement obligations on Indemnitee (other than customary confidentiality obligations), or (z) requires payment by Indemnitee of money in settlement, and

(B) if the defense of the Claim has not been timely assumed by the Company’s D&O Insurance carrier, Indemnitee shall (subject to any applicable approval of counsel requirement in an indemnity policy of D&O Insurance under which coverage is afforded for the Claim) be entitled to retain not more than one law firm (plus, if applicable, not more than one local counsel), and to conduct the defense of the Claim against Indemnitee and to make all decisions with respect thereto, and the Company shall be required to advance to Indemnitee the Expenses of such counsel on the terms specified in Section 9.2(a), to the extent those Expenses have not previously been timely advanced by the D&O Insurance carrier, and

(C) as provided in Section 9.1(g), notwithstanding anything to the contrary herein the Company shall have no obligation to advance to Indemnitee, or to indemnify Indemnitee for, any amount paid in settlement of the Claim (other than amounts advanced or paid by the Company’s D&O Insurance carrier).

(ii) With respect to any Claim against Indemnitee other than a Claim by or in the right of the Company,

(A) if the defense of the Claim has been timely assumed by the Company or by the Company’s D&O Insurance carrier (collectively, the Assuming Entity), the Assuming Entity shall be entitled to conduct the defense of the Claim and to make all decisions with respect thereto, with counsel of the Assuming Entity’s choice, except that the Company shall be required to advance to Indemnitee on the terms specified in Section 9.2(a) the Expenses of not more than one law firm (plus, if applicable, not more than one local counsel) retained by Indemnitee as separate counsel (in which case Indemnitee shall be entitled to conduct the defense of the Claim against Indemnitee and to make all decisions with respect thereto) if, but only if, (1) Indemnitee shall reasonably conclude that one or more legal defenses to the Claim may be available to Indemnitee that are different from, or in addition to, those available to other defendants represented by the Assuming Entity, or (2) the Assuming Entity shall propose a settlement of the Claim that (x) does not include an unconditional release of Indemnitee from all liability associated with the subject matter of such Claim, or (y) imposes penalties or post-settlement obligations on Indemnitee (other than customary confidentiality obligations), or (z) requires payment by Indemnitee of money in settlement, and

(B) if the defense of the Claim has not been timely assumed by an Assuming Entity, Indemnitee shall (subject to any applicable approval of counsel requirement in an indemnity policy of D&O Insurance under which coverage is afforded for the Claim) be entitled to retain not more than one law firm (plus, if applicable, not more than one local counsel), and to conduct the defense of the Claim against Indemnitee and to make all decisions with respect thereto, and the Company shall be required to advance to Indemnitee the Expenses of such counsel on the terms specified in Section 9.2(a), to the extent those Expenses have not previously been timely advanced by the D&O Insurance carrier, and

(C) as provided in Section 9.1(g), notwithstanding anything to the contrary herein the Company shall have no obligation to advance to Indemnitee, or to indemnify Indemnitee for, any amount paid in settlement of the Claim (other than amounts advanced by the Company’s D&O insurance carrier), unless the settlement has been approved in advance by the Company, which approval will not be unreasonably delayed or withheld.

(d) To the extent Indemnitee is successful on the merits or otherwise in defense of any Claim, Indemnitee shall be indemnified against Expenses incurred by Indemnitee with respect to the Claim, regardless of whether Indemnitee has met the Standard of Conduct, and without the necessity of any determination by the Determining Body as to whether Indemnitee has met the Standard of Conduct.  In the event Indemnitee is not entirely successful on the merits or otherwise in defense of any Claim, but is successful on the merits or otherwise in defense of any claim, issue or matter involved in the Claim, Indemnitee shall be indemnified for the portion of Indemnitee’s Expenses incurred in such successful defense that is determined by the Determining Body to be reasonably and properly allocable to the claims, issues, or matters as to which Indemnitee was successful.

(e) To the extent a Claim involves Indemnitee only as a witness in any proceeding in which Indemnitee is not a party, Indemnitee shall be indemnified (subject to Section 9.2(b)) against Expenses incurred by Indemnitee with respect to such Claim, regardless of whether Indemnitee has met the Standard of Conduct, and without the necessity of any determination by the Determining Body as to whether Indemnitee has met the Standard of Conduct, provided, however, that the Company may, but shall not be required to, indemnify Indemnitee for Expenses incurred in connection with an informal inquiry of or contact with the Company by a governmental agency with enforcement powers unless (i) Indemnitee has been requested to submit to an interview, or (ii) investigative counsel for either the governmental agency or the Company has advised the Company or Indemnitee that Indemnitee could potentially be implicated individually in the matter that instigated the informal inquiry or contact.

(f) Except as otherwise provided in Sections 9.3(d) and 9.3(e), the Company shall not indemnify any Indemnitee under Section 9.3(a) unless a determination has been made by the Determining Body (or by a court upon application or in a proceeding brought by Indemnitee under Section 9.4) with respect to a specific Claim that indemnification of Indemnitee is permissible because Indemnitee has met the Standard of Conduct.  In the event settlement of a Claim to which Indemnitee is a party has been proposed (“Proposed Settlement”), the Determining Body shall, promptly after submission to it but prior to consummation of the Proposed Settlement, make a determination whether Indemnitee shall have met the Standard of Conduct assuming the Proposed Settlement is effected.  In the event such determination is adverse to Indemnitee, Indemnitee shall be entitled to reject the Proposed Settlement.  In the event of final disposition of a Claim other than by settlement, the Determining Body shall, promptly after such final disposition, make a determination whether Indemnitee has met the Standard of Conduct.  In all cases, the determination shall be in writing and shall set forth in reasonable detail the basis and reasons therefor.  The Determining Body shall, promptly after making such determination, provide a copy thereof to both the Disbursing Officer and Indemnitee and shall instruct the former to (i) reimburse Indemnitee as soon as practicable for all Expenses, if any, to which Indemnitee has been so determined to be entitled and which have not previously been advanced to Indemnitee under Section 9.2 (or otherwise recovered by Indemnitee through an insurance or other arrangement provided by the Company), or (ii) seek reimbursement from Indemnitee (subject to Indemnitee’s rights under Section 9.4) of advancements that have been made pursuant to Section 9.2 as to which it has been so determined that Indemnitee is not entitled to be indemnified.

(g) Indemnitee shall cooperate with the Determining Body at the expense of the Company by providing to the Determining Body, upon reasonable advance request, any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to make such determination.

(h) If the Determining Body makes a determination pursuant to Section 9.3(f) that Indemnitee is entitled to indemnification, the Company shall be bound by that determination in any judicial proceeding, absent a determination by a court that such indemnification contravenes applicable law.

(i) In making a determination under Section 9.3(f), the Determining Body shall presume that the Standard of Conduct has been met unless the contrary shall be shown by a preponderance of the evidence.

(j) Unless they otherwise agree to the contrary in writing, the Company and Indemnitee shall keep confidential, to the extent permitted by law and their fiduciary obligations, all facts, determinations and settlements provided pursuant to or arising out of the operation of this Section, and the Company and Indemnitee shall instruct their respective agents to do likewise.

9.4 Enforcement.

(a) The rights provided by this Section shall be enforceable by Indemnitee in any court of competent jurisdiction.

(b) If Indemnitee seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Section, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses incurred by Indemnitee in connection with such proceeding, but only if Indemnitee prevails therein.  If it shall be determined that Indemnitee is entitled to receive part but not all of the relief sought, then Indemnitee shall be entitled to be reimbursed for all Expenses incurred by Indemnitee in connection with such proceeding if the indemnification amount to which Indemnitee is determined to be entitled exceeds 50% of the amount of Indemnitee’s claim.  Otherwise, the reimbursement of Expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

(c) In any judicial proceeding described in this Section 9.4, the Company shall bear the burden of proving that Indemnitee is not entitled to advancement or reimbursement of Expenses sought with respect to any such Claim.

9.5 Saving Clause.  If any provision of this Section is determined by a court having jurisdiction over the matter to require the Company to do or refrain from doing any act that is in violation of applicable law, the court shall be empowered to modify or reform such provision so that, as modified or reformed, such provision provides the maximum indemnification permitted by law and such provision, as so modified or reformed, and the balance of this Section, shall be applied in accordance with their terms.  Without limiting the generality of the foregoing, if any portion of this Section shall be invalidated on any ground, the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the full extent permitted by law with respect to that portion that has been invalidated.

9.6 Non-Exclusivity.  The indemnification and payment of Expenses provided by or granted pursuant to this Section shall not be deemed exclusive of any other rights to which Indemnitee is or may become entitled under any statute, certificate of incorporation provision, by-law, insurance policy, authorization of stockholders or directors, agreement or otherwise, including, without limitation, any rights authorized by the Determining Body in its discretion with respect to matters for which indemnification is permitted by the Delaware General Corporation Law.

9.7 Subrogation.  In the event of any payment under this Section, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Following receipt of indemnification payments hereunder, as further assurance, Indemnitee shall execute all papers reasonably required and, at the expense of the Company, take all action reasonably necessary to secure such subrogation rights, including execution of such documents as are reasonably necessary to enable the Company to bring suit to enforce such rights.

9.8 Successors and Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business or assets of the Company, by agreement or other instrument in form and substance satisfactory to the Company, expressly to assume and agree to perform its obligations under this Section in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

(b) Indemnitee’s right to advancement and indemnification of Expenses pursuant to this Section shall continue regardless of the termination of Indemnitee’s status as a director of the Company, and this Section shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, spouses, heirs, assigns and other successors.

(c) The rights granted to each Indemnitee under this Section are personal in nature and neither the Company nor any Indemnitee shall, without the prior written consent of the other, assign or delegate any rights or obligations under this Section except as expressly provided in Sections 9.8(a) and 9.8(b).

(d) The rights granted under this Section shall be binding upon and inure to the benefit of and be enforceable by the Company and each Indemnitee and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, reorganization or otherwise to all or substantially all of the business or assets of the Company), permitted assigns, spouses, heirs, executors, administrators and personal and legal representatives.

9.9 Indemnification of Other Persons.  The Company may indemnify any person not a director or officer of the Company to the extent authorized by the Board of Directors or a committee of the Board of Directors expressly authorized by the Board of Directors.

                               ARTICLE III

OFFICERS

SECTION 1. OFFICERS

. -- The officers of the Company shall be a Chairman, a President, one or more Vice Presidents, a Treasurer, and a Secretary, all of whom shall be elected by the Board of Directors and who shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect a Controller, and may appoint or may delegate the appointment of one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers, and such other officers and agents as they may deem proper. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting of stockholders. All of the said elected officers shall hold their offices at the pleasure of the Board of Directors.

SECTION 2. CHAIRMAN

. -- The Chairman shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management usually vested in the office of the chief executive of a company. Except as otherwise provided herein, he shall preside at all meetings of the stockholders and of the Board of Directors, and shall have general supervision, direction and control of the business of the Company. Except as the Board of Directors shall authorize the execution thereof in some other manner, the Chairman may execute bonds, mortgages and any other contracts of any nature in behalf of the Company.

SECTION 3. PRESIDENT

. -- The President shall be the chief operating officer of the Company. At the request of the Chairman, or in his absence or during his disability, the President shall perform the duties and exercise the functions of the Chairman. Except as the Board of Directors shall authorize the execution thereof in some other manner, the President may execute bonds, mortgages and any other contracts of any nature in behalf of the Company.

SECTION 4. CHIEF FINANCIAL OFFICER

. -- The Chief Financial Officer, or CFO, shall be the principal financial officer of the Company.  He shall manage the financial affairs of the Company and direct the activities of the Treasurer, Controller and other officers responsible for the Company’s finances.  He shall be responsible for all internal and external financial reporting.  Unless otherwise provided by law or the Board of Directors, he may sign, execute and deliver in the name of the Company powers of attorney, contracts, bonds, and other obligations, and shall perform such other duties as may be prescribed from time to time by the Board of Directors or by these By-laws.

SECTION 5. VICE PRESIDENT

. -- In the event of death, absence or inability of the President to perform any duties imposed upon him by these By-laws and the order of the Board of Directors, the Vice President, or if there be more than one, the Vice Presidents in the order of seniority, may exercise his powers and perform his duties subject to the control of the Chairman and the Board of Directors.  Except as the Board of Directors shall authorize the execution thereof in some other manner, any Vice President may execute bonds, mortgages and any other contracts of any nature in behalf of the Company.

SECTION 6. SECRETARY

. -- The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these By-laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman, the President, or by the directors, upon whose requisition the meeting is called as provided in these By-laws.  He shall record all the proceedings of the meetings of the stockholders and of the directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the directors or the Chairman.  He shall have the custody of the seal of the Company and shall affix the same to all instruments requiring it, when authorized by the directors or the Chairman, and attest the same.

SECTION 7. TREASURER

. – Under the direction of the CFO, the Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Company. He shall deposit all monies and other valuables in the name and to the credit of the Company in such depositaries as may be designated by the Board of Directors.

The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, the Chairman, the President or the CFO, taking proper vouchers for such disbursements.  If required by the Board of Directors, he shall give the Company a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe.

The Treasurer shall sign all checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company in such manner as shall be determined from time to time  by resolution of the Board of Directors; provided, however, that the Board of Directors shall have power by resolution to delegate any of the duties or powers of the Treasurer to other officers.

SECTION 8. CONTROLLER

. – Under the direction of the CFO, the Controller shall be in charge of all Company accounting books, records, and procedures, and shall prepare budgets, financial statements and reports for the Chairman, the President, the CFO and the Board of Directors.  He shall keep his accounts in the name of the Company and shall render such reports as may be required by the Board of Directors, the Chairman, the President or the CFO.

The Controller shall perform such other duties as may, from time to time, be assigned to him by the Chairman, the President, the CFO or by the Board of Directors; and in the event the office of the Controller is vacant, such duties shall be performed by such person as may be designated by the Chairman.

SECTION 9. ASSISTANT SECRETARIES

. -- Assistant Secretaries, if any shall be appointed, shall, during the absence or disability of the Secretary, perform all the duties of the Secretary and shall have such other powers and shall perform such other duties as shall be assigned to them.

SECTION 10. ASSISTANT TREASURERS

. -- Assistant Treasurers, if any shall be appointed, shall, during the absence or disability of the Treasurer, perform all the duties of the Treasurer and shall have such other powers and shall perform such other duties as shall be assigned to them.

SECTION 11. ASSISTANT CONTROLLERS

. -- Assistant Controllers, if any shall be appointed, shall, during the absence or disability of the Controller, perform all the duties of the Controller and shall have such other powers and shall perform such other duties as shall be assigned to them.

                               ARTICLE IV

MISCELLANEOUS

SECTION 1. STOCKHOLDERS RECORD DATE

. -- In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.

SECTION 2. FISCAL YEAR

. -- The fiscal year of the Company shall be the calendar year, unless otherwise determined by resolution of the Board of Directors.

SECTION 3. OFFICES

. -- The principal office of the Company shall be located at such place as the Board of Directors may from time to time determine.  The Company may have such other offices at such other places as the Board of Directors may from time to time determine or the business of the Company may require.

SECTION 4. NOTICES

. -- (a) Whenever under the provisions of law, the Certificate of Incorporation or these By-laws notice is required to be given to any stockholder or director, it shall not be construed to mean personal notice unless otherwise specifically provided in the Certificate of Incorporation or these By-laws, but such notice may be given by mail, addressed to such stockholder or director at his address as it appears on the records of the Company, with postage thereon prepaid, or in such other manner as may be specified in these By-laws. Notices given by mail shall be deemed to have been given at the time they are deposited in the United States mail, and all other notices shall be deemed to have been given upon receipt.

(b) Whenever any notice is required to be given by law, the Certificate of Incorporation or these By-laws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. In addition, notice shall be deemed to have been given to, or waived by, any stockholder or director who attends a meeting of stockholders or directors in person, is represented at any such meeting by proxy, or participates in a meeting of directors duly held by teleconference, in each such case without protesting at the commencement of the meeting the transaction of any business because the meeting is not lawfully called or convened.

                    ARTICLE V

DEFINITIONS

The following terms, for all purposes of these By-laws, shall have the following meaning:

“Affiliate” and “Associate” each shall have the meaning ascribed to them under Rule 405 promulgated under the Securities Act of 1933.

A person shall be deemed the “Beneficial Owner” of any shares of capital stock (regardless whether owned of record):

(A)	Which that person or any of its Affiliates or Associates, directly or indirectly, owns beneficially;

(B)
Which such person or any of its Affiliates or Associates has (i) the right to acquire (whether exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(C)
Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting capital stock of the corporation or any of its subsidiaries.

“Cause” shall mean, with respect to any director, (i) conviction of the director of a felony, (ii) the final judgment of a court of competent jurisdiction holding that the director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty or breached his or her fiduciary duty owed to the Company or (iii) the director’s incapacity, as certified in writing by a doctor selected by the Company and acceptable to the director or the director’s personal representative.

“Continuing Director” shall mean (i) as of any particular date on which there are no Related Persons, all directors then in office, and (ii) as of any particular date on which there is a Related Person, any member of the Board of Directors who is not a Related Person or an Affiliate or Associate thereof, and who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not a Related Person or an Affiliate or Associate thereof and was recommended to succeed a Continuing Director by a majority of Continuing Directors who were then members of the Board of Directors.

“Exempt Persons” means any of the following:

(A)
Any lineal descendants of  Niels F. Johnsen holding capital stock of the Company and any spouse of any such lineal descendant (all such lineal descendants and spouses being hereinafter referred to as “Qualified Family Members”);

(B)	Any trustee of a trust for the sole benefit of one or more Qualified Family Members;

(C)
A partnership made up exclusively of Qualified Family Members or a corporation wholly-owned by Qualified Family Members; provided, however, that as of the date that such partnership or corporation is no longer comprised of or owned exclusively by Qualified Family Members, such partnership or corporation will no longer be an Exempt Person; or

(D)
The executor, administrator or personal representative of the estate of any Qualified Family Member, or the guardian or conservator of any Qualified Family Member who has been adjudged disabled by a court of competent jurisdiction.

“Independent Stockholder” means a holder of Voting Stock of the Company who is not a Related Person.

 “Related Person” means, as of any particular date, any person who (a) is the direct or indirect Beneficial Owner of shares of capital stock representing more than 10% of the outstanding Total Voting Power entitled to vote for the election of directors, and any Affiliate or Associate of any such person, or (b) is an Affiliate or Associate of the Company and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly of indirectly, of shares of capital stock representing 10% or more of the outstanding Total Voting Power entitled to vote for the election of directors; provided, however, that “Related Person” shall not include (i) any one or more Exempt Persons, either individually or as a group, (ii) the Company or any of its Subsidiaries or (iii) any profit sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary or any trust, trustee of or fiduciary with respect to any such plan acting in such capacity.

“Subsidiary” means any corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Company.

“Total Voting Power,” when used in reference to any particular matter properly brought before the stockholders for their consideration and vote, means the total number of votes that holders of capital stock are entitled to cast with respect to such matter.

“Voting Stock” means shares of capital stock of the Company entitled to vote generally in the election of directors.

                           ARTICLE VI

AMENDMENTS

These By-laws may be adopted, amended or repealed by the affirmative vote of the holders of a majority of the outstanding Total Voting Power; provided, however, that Section 7 and Section 9 of Article I, Section 1, Section 7 and Section 8 of Article II, and this Article VI of these By-laws may not be amended or repealed, nor may any provision be adopted that is inconsistent with any such sections or articles, in any case by action of the stockholders, unless such amendment, repeal or adoption is approved by the affirmative vote of the holders of both two-thirds of the outstanding Total Voting Power entitled to be cast by the holders of Voting Stock and two-thirds of the outstanding Total Voting Power entitled to be cast by the Independent Stockholders.  Pursuant to powers vested in it under the Certificate of Incorporation, the Board of Directors shall also have the power to adopt, amend or repeal any provision of these By-laws, but only upon the affirmative vote of both a majority of the directors then in office and a majority of the Continuing Directors, voting as a separate group.

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